Exhibit 99.1

Hemisphere Media Group Announces Second Quarter 2020 Financial Results

MIAMI, FL — (August 10, 2020) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced financial results for the second quarter ended June 30, 2020.

President and Chief Executive Officer of Hemisphere, Alan Sokol, said “While our channels were impacted by reduced advertising spending resulting from the pandemic, the trends in our business progressively improved over the course of the quarter. We have seen this recovery accelerate in the third quarter, with strong year-over-year advertising sales growth in July.

“We have a proven playbook for times of crisis and have been able to ensure uninterrupted production of news and entertainment content across all of our channels. As a result, our networks in the U.S. and Puerto Rico maintained and expanded their leadership positions. In Puerto Rico, WAPA delivered all-time record ratings in the second quarter, including a tremendous 76% increase among adults age 18-49, when compared to the prior year period.

“In the U.S., Pasiones, CentroAmerica TV and Cinelatino all delivered record high ratings in the second quarter, while WAPA America approached its highest-ever ratings and delivered a robust 26% increase in overall audience.

“Pantaya, our streaming platform in partnership with Lionsgate, continues to deliver strong growth, and has now reached approximately 800,000 subscribers.

“We continue to focus on operating our business efficiently and maintaining our solid financial position. We grew our cash position in the quarter to $105 million as of the end of the quarter and we have no near-term maturities on our debt. While we remain cautious, we are encouraged by the positive advertising trends, including solid year-over-year growth in July, and in combination with our leading market position and tight cost controls, we are optimistic about our outlook for the back-half of the year.”

Financial Results for the Three and Six Months Ended June 30, 2020

Net revenues were $34.7 million for the three months ended June 30, 2020, a decrease of 11%, as compared to net revenues of $39.1 million for the same period in 2019. Net revenues were $67.1 million for the six months ended June 30, 2020, a decrease of 10%, as compared to $74.3 million for the same period in 2019. Advertising revenue for the three and six months ended June 30, 2020, decreased $3.3 million, or 21%, and $4.7 million, or 16%, respectively, as compared to the same periods in 2019. The decreases were primarily due to the negative impact of the COVID-19 pandemic on television advertising and the timing or cancellation of Miss Universe Puerto Rico and certain sporting events, which were produced and televised in the second quarter of 2019. Affiliate revenue for the three and six months ended June 30, 2020, decreased $2.3 million, or 11%, and $3.8 million, or 9%, respectively, as compared to the same periods in 2019. These decreases were due to a decline in subscribers across our U.S. cable networks and a decline in non-U.S. affiliate revenue as a result of subscriber and fee declines, due in part to unfavorable foreign currency movements. Additionally, other revenue for the three and six months ended June 30, 2020, increased $1.2 million and $1.3 million, respectively, as compared to the same periods in 2019, due primarily to the licensing of content to third parties, which is driven by the timing and availability of the titles.

Operating expenses were $25.8 million for the three months ended June 30, 2020, an increase of 2.8%, as compared to operating expenses of $25.1 million for the same period in 2019. Operating expenses were $54.1 million for the six months ended June 30, 2020, an increase of 10%, as compared to operating expenses of $49.0 million for the same period in 2019. Cost savings measures implemented in response to the COVID-19 pandemic, which resulted in significant reductions to selling, general and administrative expenses, were more than offset by ongoing investment in programming, as well as increased stock-based compensation and bad debt reserves. More specifically, increases in operating expenses were due to growth in cost of revenues related to higher programming amortization in the current quarter as a result of increased content licensed to third parties, higher production expenses related to Guerreros, a daily reality show at WAPA which commenced production in May 2019, as well as increases in non-cash expenses including stock-based compensation and bad debt reserves. These increases were partially offset by the timing or cancellation of Miss Universe Puerto Rico and certain sporting events, which were produced and televised in the second quarter of 2019, but not in the second quarter of 2020, as well as a decrease in selling, general, and administrative expenses, due to lower fixed and variable personnel expenses and reduced marketing and research costs. For the six month period, non-operating expenses also increased as a result of $3.0 million in professional and advisory fees incurred in connection with our pursuit of strategic transactions, as well as a recorded loss in association with the timing of reimbursements received from the FCC for equipment purchases required as a result of the spectrum repack.

Net loss attributable to Hemisphere Media Group, Inc. was $6.7 million for the three months ended June 30, 2020, as compared to a net loss of $2.4 million for the same period in 2019. Net loss was $16.1 million for the six months ended June 30, 2020, as compared to a net loss of $4.0 million for the same period in 2019.

Adjusted EBITDA was $13.3 million for the three months ended June 30, 2020, a decrease of 24%, as compared to Adjusted EBITDA of $17.5 million for the same period in 2019. Adjusted EBITDA was $24.8 million for the six months ended June 30, 2020, a decrease of 23%, as compared to Adjusted EBITDA of $32.4 million for the same period in 2019.

As of June 30, 2020, the Company had $205.9 million in debt and $105.0 million of cash. The Company’s gross leverage ratio was approximately 3.5x, and net leverage ratio was approximately 1.7x.

The following tables set forth the Company’s financial performance for the three and six months ended June 30, 2020 and 2019, as well as select financial data as of June 30, 2020 and December 31, 2019:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results

(amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Net revenues	$34,735	$39,147	$67,144	$74,257
Operating expenses:
Cost of revenues	12,560	11,317	23,527	21,531
Selling, general and administrative	10,208	10,813	21,441	21,714
Depreciation and amortization	2,794	2,556	5,925	6,623
Other expenses	27	422	3,048	653
Loss (gain) from FCC spectrum repack and other	182	(45)	173	(1,507)
Total operating expenses	25,771	25,063	54,114	49,014

Operating income	8,964	14,084	13,030	25,243

Other expenses, net:
Interest expense, net	(2,496)	(3,005)	(5,282)	(5,965)
Loss on equity investments	(10,189)	(9,784)	(17,208)	(17,160)
Impairment of equity method investment	-	-	(5,479)	-
Total other expenses, net	(12,685)	(12,789)	(27,969)	(23,125)
(Loss) income before income taxes	(3,721)	1,295	(14,939)	2,118

Income tax expense	(2,884)	(3,643)	(1,209)	(6,199)
Net loss	$(6,605)	$(2,348)	$(16,148)	$(4,081)

Net (income) loss attributable to non-controlling interests	(77)	(10)	38	37
Net loss attributable to Hemisphere Media Group, Inc.	$(6,682)	$(2,358)	$(16,110)	$(4,044)

Reconciliation of net loss attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA:

Net loss attributable to Hemisphere Media Group, Inc.	$(6,682)	$(2,358)	$(16,110)	$(4,044)
Add (Deduct):
Net income (loss) attributable to non-controlling interests	77	10	(38)	(37)
Income tax expense	2,884	3,643	1,209	6,199
Impairment of equity method investment	-	-	5,479	-
Loss on equity method investments	10,189	9,784	17,208	17,160
Interest expense, net	2,496	3,005	5,282	5,965
Loss (gain) from FCC spectrum repack and other	182	(45)	173	(1,507)
Transaction and non-recurring expenses	27	429	3,048	660
Depreciation and amortization	2,794	2,556	5,925	6,623
Stock-based compensation	1,356	443	2,636	1,360
Adjusted EBITDA	$13,323	$17,467	$24,812	$32,379

Selected Financial Data:

(amounts in thousands)

	As of	As of
	June 30, 2020	December 31, 2019
	(Unaudited)	(Audited)

Cash	$104,983	$92,151
Debt (a)	$205,880	$206,947

Leverage ratio (b):	3.5x	3.1x
Net leverage ratio (c):	1.7x	1.7x

(a) Represents the aggregate principal amount of the debt.

(b) Represents gross debt divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company's amended term loan.

(c) Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company's amended term loan.

The following table presents estimated subscriber information (unaudited):

	Subscribers (a) (amounts in thousands)
	June 30, 2020	December 31, 2019	June 30, 2019
U.S. Cable Networks:
WAPA America (b)	3,847	4,140	4,334
Cinelatino	3,958	4,364	4,611
Pasiones	4,278	4,626	4,842
Centroamerica TV	3,598	3,976	4,210
Television Dominicana	2,213	2,345	2,421
Total	17,894	19,451	20,418

Latin America Cable Networks:
Cinelatino	14,081	16,132	16,872
Pasiones	13,935	16,763	16,194
Total	28,016	32,895	33,066

(a)	Amounts presented are based on most recent remittances received from the Company’s distributors as of the respective dates shown above, which are typically two months prior to the dates shown above.
(b)	Excludes digital basic subscribers.

Non-GAAP Reconciliations

Within Hemisphere’s second quarter 2020 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net loss attributable to Hemisphere Media Group, Inc., net (income) loss attributable to non-controlling interest, depreciation expense, amortization of intangibles, loss (gain) from FCC spectrum repack and other, impairment on equity method investment, loss on equity method investment, interest expense, net, transaction and non-recurring expenses, income tax expense, and stock-based compensation. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net loss attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three and six months ended June 30, 2020 and 2019.

Conference Call

Hemisphere will conduct a conference call to discuss its second quarter 2020 results at 10:00 AM ET on Monday, August 10, 2020. A live broadcast of the conference call will be available online via the Company's Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (877) 497-1436, or from outside the United States at (262) 558-6292, at least five minutes prior to the start time. The conference ID for the call is 4437288.

A replay of the call will be available beginning at approximately 1:00 PM ET on Monday, August 10, 2020 by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 4437288.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements about Hemisphere and its consolidated subsidiaries that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, the deterioration of general economic conditions, political instability, social unrest, and public health crises, such as the occurrence of a global pandemic like the novel coronavirus, either nationally or in the local markets in which Hemisphere operates, Puerto Rico’s uncertain political climate, as well as delays in the disbursement of earmarked federal funds on the local economy and advertising market, the effects of Hurricane Maria and recent earthquakes in Puerto Rico on Hemisphere’s business and the advertising market in Puerto Rico as well as Hemisphere’s customers, employees, third-party vendors and suppliers, the effect on affiliate revenue that Hemisphere receives, short and long-term migration shifts in Puerto Rico, Hemisphere’s ability to timely and fully recover proceeds under our insurance policies Hemisphere’s ability to successfully integrate acquired assets and achieve anticipated synergies, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the headings “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, the leading broadcast television network in Puerto Rico, and has ownership interests in a leading broadcast television network in Colombia, a Spanish-language content distribution company, and a Spanish-language OTT service in the U.S.

Contact:

Edelman Financial Communications for Hemisphere Media Group

Ashley Firlan

(917) 640-4196

Ashley.Firlan@edelman.com